Exhibit 14.1

INNOVATIVE FOOD HOLDINGS, INC.

CODE OF ETHICAL CONDUCT

Adopted July 7, 2023

Preface

The honesty, integrity, ethics, respect for others and sound judgment displayed by the officers, directors and employees of Innovative Food Holdings, Inc. (the “Company”) set the tone for business conduct and are fundamental to the proper functioning, reputation and success of the Company. This Code of Ethical Conduct is composed of expressions of good behavior and good judgment to which all officers, directors and employees of the Company are required to adhere.

Our principal executive and financial officers hold an important and elevated role in our corporate governance. These individuals are key members of the management team who are uniquely capable and empowered to ensure that the interests of the Company’s stakeholders (including stockholders, employees, collaborators, customers and suppliers) are appropriately balanced, protected and preserved. Such persons fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the Company’s business and financial operations.

This Code of Ethical Conduct is intended to supplement, and not replace, the various guidelines and documents that the Company has prepared on specific laws, rules, regulations and policies that all officers, directors and employees of the Company should be aware of, such as the Company’s Employee Manual and Insider Trading Policy.

Code of Ethical Conduct

All officers, directors and employees of the Company must:

●

Act with honesty, ethics and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships except as otherwise disclosed, approved and determined to be in the best interests of the Company and its stockholders;

●

As is required and/or necessary to conduct their duties, provide colleagues with information that is accurate, truthful, complete, objective, relevant, timely and understandable, and be unafraid to present a contrary opinion;

●

Comply with applicable laws, rules and regulations of foreign and U.S. federal, state and local governments and other relevant private and public regulatory agencies, including, without limitation, with regard to all mandatory public disclosures;

●	Act in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated;

●	Respect the confidentiality of information acquired in the course of employment or service with the Company;

●

Except as may be approved by the board of directors of the Company (the “Board”) or a committee of independent directors or as may be memorialized in agreements approved by the Board or a committee of independent directors, refrain from (a) taking for themselves personally opportunities that belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; or (c) competing with the Company;

●

Deal fairly with the Company’s customers, suppliers, partners, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Stealing proprietary information, misusing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited;

●	Not, directly or indirectly, use bribes or other corrupt practices in conducting the Company’s business to influence any federal, state or local government employee in any country;

●	Conduct interactions within or without the organization with complete respect and professionalism;

●	Be accountable for adherence to this Code of Ethical Conduct and otherwise proactively promote ethical and honest behavior within the workplace; and

●

Promptly report suspected violations of this Code of Ethical Conduct to senior management or, as applicable, the Chair of the Board’s audit committee (the “Audit Committee”), and, if necessary, to outside counsel as a last resort should earlier attempts to redress such violations fail.

All officers, directors and employees are expected to adhere to this Code of Ethical Conduct at all times. The Company also expects that its commercial partners, vendors, suppliers and other third parties with whom the Company does business adhere to the letter and spirit of this Code of Ethical Conduct.

If a violation of this Code of Ethical Conduct is reported and substantiated, the Board, with the approval of the Audit Committee, may impose such sanctions or otherwise take such actions is it deems appropriate.

The Board shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethical Conduct.

Any waiver (and the grounds for such waiver) for a principal executive or financial officer of, or an amendment to, this Code of Ethical Conduct shall be disclosed as required by applicable Securities and Exchange Commission rules.